CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties

Announces Monthly Distribution for September 2012

New York, New York, August 27, 2012 — American Realty Capital Properties, Inc. (the “Company”) (NASDAQ: ARCP) announced today that, pursuant to the prior authorization of its board of directors, the Company has declared its third consecutive quarterly increase to its annual distribution from $0.885 to $0.890 per share per annum to be paid monthly to stockholders of record at the close of business on the 8th day of each month, payable on the 15th day of such month. Accordingly, the September 2012 dividend will be paid on September 15, 2012, to stockholders of record at the close of business on September 8, 2012, in an amount equal to $0.07417 per share.

Important Notice

American Realty Capital Properties, Inc. is a publicly traded Maryland corporation listed on The NASDAQ Capital Market that intends to qualify as a real estate investment trust focused on owning and acquiring single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward- looking statements involve risks and uncertainties that could cause the outcome to be materially different.